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FORM 3                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION                                 OMB APPROVAL
------                                WASHINGTON, D.C. 20549                                        -------------------------------
                                                                                                     OMB Number          3235-0104
                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                        Expires:    December 31, 2001
                                                                                                     Estimated average burden
              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,                hours per response........0.5
                   Section 17(a) of the Public Utility Holding Company Act of 1935                  -------------------------------
                      or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1. Name and Address of Reporting Person*  2. Date of Event          4. Issuer Name AND Ticker or Trading Symbol
                                             Requiring Statement
                                             (Month/Day/Year)
  DeSorrento   James                         10/20/00                   eSoft, Inc. (ESFT)
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   (Last)      (First)       (Middle)     3. IRS Identification     5. Relationship of Reporting   6. If Amendment, Date of
                                             Number of Reporting       Person(s) to Issuer            Original (Month/Day/Year)
                                             Person, if an entity      (Check all applicable)
                                             (Voluntary)                X Director      10% Owner
  c/o eSoft, Inc.                                                      ---           ---
  295 Interlocken Boulevard, Suite 500          N/A                       Officer        Other
------------------------------------------                             --- (give     --- (specify  ---------------------------------
               (Street)                                                     title)        below)   7. Individual or Joint/Group
                                                                            below)                    Filing (Check Applicable Line)
                                                                                                       X Form filed by One Reporting
                                                                                                      ---Person
                                                                       --------------------------        Form filed by More than One
  Broomfield      CO           80021                                                                  ---Reporting Person
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   (City)       (State)         (Zip             TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                      2. Amount of Securities         3. Ownership             4. Nature of Indirect Beneficial
   (Instr. 4)                                Beneficially Owned              Form:  Direct            Ownership (Instr. 5)
                                             (Instr. 4)                      (D) or Indirect
                                                                             (I) (Instr. 5)
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Common Stock, $.01 par value                   5,000                               D
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).
                  Potential persons who are to respond to the collection of information contained in this form are not        (Over)
                  required to respond unless the form displays a currently valid OMB control number.                 SEC 1473 (3-99)


FORM 3 (continued)
          TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security   2. Date Exercisable    3. Title and Amount of    4. Conversion   5. Ownership     6. Nature of
   (Instr. 4)                        and Expiration Date    Securities Underlying     or Exercise     Form of          Indirect
                                     (Month/Day/Year)       Derivative Security       Price of        Derivative       Beneficial
                                                            (Instr. 4)                Derivative      Security:        Ownership
                                  -------------------------------------------------   Security        Direct (D)       (Instr. 5)
                                  Date Exer-     Expira-                    Amount or                 or
                                  cisable        tion          Title        Number of                 Indirect (I)
                                                 Date                       Shares                    (Instr. 5)
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Option to Purchase Common Stock    Note 1        10/20/04  Common Stock     30,000     $3.438             D
                                                           $.01 par value
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Explanation of Responses:
Note 1: The options vest equally over a twenty-four month period.





                                                                                    /s/James DeSorrento             January 9, 2001
** Intentional misstatements or omissions of facts                                ------------------------------- -----------------
   constitute Federal Criminal Violations.                                             James DeSorrento                 Date
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this
form are not required to respond unless the form displays a currently valid OMB Number.                                       Page 2
